Exhibit 10.16

THE LUBRIZOL CORPORATION

FINANCIAL PLANNING PROGRAM

(As Amended, November 9, 2010)

Introduction

The Board of Directors (“the Board”) of The Lubrizol Corporation (“the Company”) wishes to assist certain key employees by alleviating the burden associated with personal financial, tax, and estate planning matters, as they focus on Lubrizol business. The Company will assist such employees by encouraging them to seek professional assistance for such matters. To further such purpose, The Lubrizol Corporation Financial Planning Program (“the Program”) has been designed to pay for such financial planning. Accordingly, the Program is hereby adopted by the Company as hereinafter set forth.

Applicability of the Program

Eligibility

The Organization and Compensation Committee of the Board (“the Committee”) may approve monetary sums as payments by the Company to firms selected to provide Covered Professional Services (“Preferred Providers”) to Key Employees (“Award”). “Key Employees” shall mean those employees of the Company, or its subsidiaries, so designated by the Committee. A Key Employee will be notified by letter from the Company of the approval of an Award.

Frequency and Amount of Awards

The Committee may approve Awards on an annual basis and at such levels as it deems appropriate.

Covered Professional Services

Covered Professional Services may include some or all of the following services:

•	Professional services for financial planning, including retirement, estate and insurance planning (Services provided for the preparation of any will or trust are not included in any Award).

•	Professional services for the management of assets, or for record keeping with respect to assets.

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Professional services for tax planning, including services for income, gift and estate planning, and audits. (Services provided in connection with the handling of tax controversies are not included in any Award.)

•	Professional services for tax return preparation for the Key Employee, the Key Employee’s spouse, and for those dependent children of the Key Employee.

Termination of Employee

(a) An Award will lapse upon the Key Employee’s voluntary or involuntary separation from service prior to retirement.

(b) Upon the separation from service of a retirement-eligible Key Employee the Award will continue through the end of the year in which the separation from service occurred.

(c) Upon the Key Employee’s disability, the Key Employee shall receive an Award for the first year following the year in which the disability occurred. For purposes of this paragraph (c), the term “disability” means (A) the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Key Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(d) Upon the death of a Key Employee, the Key Employee’s spouse or personal representative may use an Award for the first year following the year in which the death occurred.

Miscellaneous

The Company may withhold from the Key Employee’s salary all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

Any Award under this Program during the Key Employee’s taxable year will not affect Awards that may be provided in any other taxable year. The right to an Award is not subject to liquidation or exchange for another benefit.

The Company has the sole power to interpret the terms of this program.

The amount of in-kind benefits provided during the Key Employee’s taxable year does not affect the in-kind benefits provided in any other taxable year. The right to in-kind benefits is not subject to liquidation or exchange for another benefit.

Amendment and Termination

The Program may be terminated or amended in any respect by the Company.

409A

The terms of this Plan will be interpreted as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

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